Exhibit 5.3
[Letterhead of Stewart McKelvey]

Suite 900	Correspondence:	Telephone: 902.420.3200	Maurice P. Chiasson, Q.C.
Purdy’s Wharf Tower One	P.O. Box 997	Fax: 902.420.1417	Direct Dial: 902.420.3300
1959 Upper Water Street	Halifax, NS	halifax@smss.com	Direct Fax: 902.496.6176
Halifax, NS	Canada B3J 2X2	www.smss.com	mchiasson@smss.com
Canada B3J 3N2
MPC: SM001954.00006
March 22, 2010
National Money Mart Company
c/o Dollar Financial Group, Inc.
1436 Lancaster Avenue
Berwyn, PA 19312-1288
Dear Sirs:
We have acted as Nova Scotia counsel to National Money Mart Company, an unlimited company under the laws of Nova Scotia (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of US$600,000,000 million aggregate principal amount of its 10.375% senior notes due 2016 (the “Exchange Notes”) in connection with the proposed exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of its outstanding 10.375% senior notes due 2016 issued on December 23, 2009 (the “Old Notes”).
The Old Notes contain guarantees and, upon their issuance, the Exchange Notes will contain guarantees, by Dollar Financial Corp., a Delaware corporation (“Holdings”) and certain direct and indirect wholly owned subsidiaries of Holdings (collectively, the “Guarantors”).
The Old Notes are, and upon their issuance the Exchange Notes will be, governed by the Indenture, dated December 23, 2009 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee.
You have requested that we render the opinion set forth in this letter, and we are furnishing this opinion pursuant to, the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Securities Act.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and unlimited company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

National Money Mart Company
March 22, 2010

To enable us to render the opinion set forth below, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates as we considered necessary or appropriate for enabling us to express the opinions set forth below including, without limitation:
(a)	the Indenture;

(b)	a certificate of status (the “Certificate of Status”) pertaining to the Company;

(c)	the Order of Amalgamation provided by the Supreme Court of Nova Scotia with respect to the Company, to which is attached the amalgamation agreement relating to its formation and its Memorandum of Association and Articles of Association together with all amendments thereto, and the records of corporate proceedings and written resolutions and registers of the Company contained in the minute book of the Company;

(d)	the Registration Statement and the prospectus contained therein; and

(e)	resolutions of the board of directors of the Company authorizing, among other things, the execution, delivery and performance of the Indenture and the issuance of the Exchange Notes.
As a basis for our opinions expressed below, we have assumed the completeness, truth, currency and accuracy of all facts in official public records, indices, registers and filing systems and certificates and other documents supplied by public officials, including, without limitation, the Certificate of Status, are complete, true and accurate as of, and at all material times prior to, the date of this letter. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies. For the purposes of the opinion expressed in paragraph 4 below, we have assumed that none of the Exchange Notes will be issued to or beneficially held by owners in the Province of Nova Scotia, and that no other acts in furtherance of the issuance of the Exchange Notes are undertaken in the Province of Nova Scotia.
Our opinions herein reflect only the application of applicable laws of the Province of Nova Scotia, including the federal laws of Canada applicable therein (“Applicable Laws”). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or affect of any laws, decisions, rules or regulations of any other

National Money Mart Company
March 22, 2010

jurisdiction, court or administrative agency. We express no opinion as to any matter other than as expressly set forth below, and no opinion is to or may be inferred or implied therefrom.
On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:
1. The Company has been duly amalgamated and is validly existing in good standing as to the payment of annual fees and filing of annual returns under the laws of the Province of Nova Scotia.
2. The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action of the Issuer, and the Indenture has been duly executed and delivered by the Issuer.
3. The Exchange Securities have been duly authorized by all necessary corporation action of the Company, and, when and if issued and delivered by the Company in exchange for the Old Notes, the Exchange Notes will be validly issued.
4. The execution and delivery of, and performance of obligations under, the Indenture, and the issuance and sale of the Exchange Notes by the Issuer, do not and will not
(a)	violate the provisions of the Memorandum of Association and Articles of Association of the Company, or

(b)	violate any Applicable Laws.
This opinion is furnished to you by us as your Nova Scotia counsel and is given for your use and benefit and for the use and benefit of Pepper Hamilton LLP.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Yours truly,
STEWART MCKELVEY